UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	2741	N/A
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

927 Kelvin Street, Coquitlam, BC V3J 4W7, Canada
Telephone: (778) 785-0007
(Address and telephone number of registrant's principal executive offices)

InCorp Services
3155 E. Patrick Lane., Suite 1, Las Vegas, NV 89120-3481
Telephone: (702) 866-2500
(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
Attn: Virgil Hlus, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: (604) 687-5700

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the properties is expected to be made pursuant to Rule 434, please check the following box. [ ]

2

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholders	2,590,000	$0.01	$25,900	$0.80
Total Registration Fee				$0.80

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

Based on the last sales price on April 15, 2007. The selling stockholders will sell their shares of our common stock at a price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on the market or securities exchange, and we have not applied for listing or quotation on the public market.

(3)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion ____, 2007

HERE ENTERPRISES, INC.
A NEVADA CORPORATION

2,590,000 SHARES OF COMMON STOCK OF HERE ENTERPRISES, INC.
_________________________________

This prospectus relates to 2,590,000 shares of common stock of Here Enterprises, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Additionally, we cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____ , 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, and “our” mean Here Enterprises, Inc. or Here Network Corp., a wholly owned subsidiary of Here Enterprises, Inc., as the case maybe. All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated in the State of Nevada on November 15, 2006. Our wholly-owned subsidiary, Here Network Corp., was incorporated in the Province of British Columbia on December 12, 2006. We commenced business operations with the acquisition of dinehere.ca on December 12, 2006.

Through our subsidiary, Here Network Corp., we operate a website dining guide at www.dinehere.ca called Dine Here. The website contains restaurant listings for British Columbia including Greater Vancouver, Victoria and Whistler. Visitors can view restaurant information for many of the restaurants in the cities covered including user contributed reviews that have a title, description of their experience and ratings for categories including food, service, ambiance and an overall rating. Internet visitors can also register at the website and submit reviews on any restaurant or add new restaurant listings.

Over the next 12 months, we plan on adding 3 new cities including Calgary, Toronto and Montreal to our dining website directory.

Our resident agent in Nevada is InCorp Services and its address is 3155 E. Patrick Lane., Suite 1 Las Vegas, NV 89120-3481 (Telephone: (702) 866-2500). Our principal executive offices are located at 927 Kelvin Street Coquitlam, BC Canada V3J 4W7, Canada. Our telephone number is (778) 785-0007.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,590,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that shares of our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 8,190,000 shares of our common stock issued and outstanding as at August 31, 2007.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

The following information represents selected audited financial information for our company for the period from November 15, 2006 (date of inception) to May 31, 2007. The summarized consolidated financial information presented below is derived from and should be read in conjunction with our audited consolidated financial statements, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis or Plan of Operation” beginning on page 26 of this prospectus.

For the Period from November 15, 2006 (date of inception) to May 31, 2007
Revenue	$3,518
Net Loss for the Period	$(15,434)
Net Loss Per Share - basic and diluted	-

As at May 31, 2007
Working Capital	$68,748
Total Assets	$92,511
Deficit	$(15,434)
Total Stockholders’ Equity	$78,271

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

Our limited operating history makes evaluation of our business difficult.

We were incorporated in the State of Nevada on November 15, 2006 and our wholly owned subsidiary, Here Network Corp., was incorporated in the Province of British Columbia on December 12, 2006. We commenced business operations with the acquisition of dinehere.ca on December 12, 2006. Our limited operating history makes it difficult to evaluate our business and prospects. We have encountered, and expect to continue to encounter, many of the difficulties and uncertainties frequently encountered by early stage companies, including limited capital, delays in product development, marketing and sales obstacles and delays, inability to gain customer acceptance of our products and services, inability to attract and retain high-quality and talented executives and other personnel and significant competition. We cannot be certain that we will successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business.

The fact that we have not generated any significant revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.

We have not generated significant revenues since our inception on November 15, 2006. Since we are still in the early stages of operating company and because of the lack of operating history, we will, in all likelihood, continue to incur operating expenses without significant revenues until our website gains significant popularity. Our primary source of funds has been the sale of our common stock. We cannot assure that we will be able to generate enough interest in our website. If we cannot attract a significant customer base, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our commons stock.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We incurred a net loss of $15,434 for the period from November 15, 2006 (date of inception) to May 31, 2007. On May 31, 2007, we had cash of $79,647. Should we require additional funding, we intend to raise the money required to fund our operations during this period of time from the sale of our equity securities, there can be no assurance that we will be able to do so. These circumstances caused our independent auditors to include an explanatory paragraph in their report dated July 24, 2007, regarding the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

We may need additional funding to support our operations and capital expenditures, which may not be available to us and which lack of availability could adversely affect our business.

We have no committed sources of additional capital. For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow and our cash on hand. If our capital resources are insufficient, we will have to raise additional funds. We may need additional funds to continue our operations, pursue business opportunities (such as expansion, acquisitions of complementary business or the development of new products or services), to react to unforeseen difficulties or to respond to competitive pressures. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in further dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy, including the possibility of additional acquisitions or internally developed businesses.

We may not be able to effectively manage our growth when we expand by adding new cities to our dining website directory.

We plan to add new cities to our dining website directory. Over the next 12 months, we plan on adding 3 new cities including Calgary, Toronto and Montreal. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

  meet our capital needs;

  expand our systems effectively or efficiently or in a timely manner;

  allocate our human resources optimally;

  identify and hire qualified employees or retain valued employees; or

  incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and financial results could be adversely affected.

We compete with many companies, some of whom are more established and better capitalized than us.

There are a significant number of competitors that offer restaurant information and reviews on dining establishments in Canada both through the Internet and in traditional markets. As we expand across Canada, we will face new competition as all major cities have a local dining guide for that region. In addition, there are several travel based websites that will also offer stiff competition to our website. Some of these companies are larger and better capitalized than us. There are also few barriers to entry in our markets and thus above average profit margins will likely attract additional competitors. Our competitors may develop services that are superior to, or have greater market acceptance than our services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger registrant and membership bases. In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and ISPs, our ability to reach potential users of our website through online advertising may be restricted. Failure to compete effectively including by developing and enhancing our services offerings would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

If we are unable to establish a large user base, we may have difficulty attracting advertisers to our website, which will hinder our ability to generate advertising revenues.

An integral part of our business plan and marketing strategy requires us to establish a large user base. We will only be able to attract advertisers to our website and possibly begin to generate significant revenues if we can obtain a large enough user base. The number of users necessary to attract advertisers will be determined through discussions with the potential advertisers and their input as to whether we can obtain revenues from advertisements based upon the total numbers at that time. If for any reason our website is ineffective at attracting consumers or if we are unable to continue to develop and update our website to keep consumers satisfied with our service, our user base may decrease and our ability to generate advertising revenues may decline.

Our market is characterized by rapid technological change, and if we fail to develop and market new technologies rapidly, we may not become profitable in the future.

The Internet and the online commerce industry are characterized by rapid technological change that could render our existing website obsolete. The development of our website entails significant technical and business risks. We can give no assurance that we will successfully use new technologies effectively or adapt our website to customer requirements or needs. If our management is unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, we may never become profitable which may result in the loss of all or part of your investment.

We may face liability for information displayed on or accessible via our website, and for other content and commerce-related activities, which could reduce our net worth and working capital and increase our operating losses.

We could face claims for errors, defamation, negligence or copyright or trademark infringement based on the nature and content of information displayed on or accessible via our website, which could aversely affect our financial condition. Even to the extent that claims made against us do not result in liability, we may incur substantial costs in investigating and defending such claims.

We may be subject to liability based on statements made and actions taken as a result of participation in restaurant reviews and listings by our registered users. Based on links we provide to third-party websites, we could also be subject to claims based upon online content we do not control that is accessible from our website.

Our insurance, if any, may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liabilities that may be exposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would reduce our net worth and working capital and increase our operating losses.

Our intellectual property rights are valuable and any inability to protect them could reduce the value of our products, services and brand.

Our trademarks, trade secrets, copyrights and other intellectual property rights are important assets to us. There can be no assurance that the protections provided by these intellectual property rights will be adequate to prevent our competitors from misappropriating our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. There are events that are outside our control that could pose a threat to our intellectual property rights. Additionally, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We may be subject to intellectual property rights claims in the future, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims increases. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

Government regulation could adversely affect our business prospects.

We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal content, retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws developed and are interpreted by the judicial system, they could have the effect of:

  limiting the growth of the Internet;

  creating uncertainty in the marketplace that could reduce demand for our products and services;

  increasing our cost of doing business;

  exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

  leading to increased product and applications development costs, or otherwise harm our business.

Our senior management has never managed a public company.

The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our senior management will be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Further, this could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

The loss of the services of our executive officers and senior management would disrupt our operations and interfere with our ability to compete

We depend upon the continued contributions of our executive officers and senior management. We only have two employees, our President, Secretary, Treasurer and Director, Roger Williams, and our Vice President, Michael McFadyen. They handle all of the responsibilities in the area of corporate administration, business development and research. We do not carry key person life insurance on any of their lives and the loss of services of any of these individuals could disrupt our operations and interfere with our ability to compete with others.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

Roger Williams’ control may prevent you from causing a change in the course of our operations and may affect the price of our common stock.

Our founder and President, Roger Williams, beneficially owns approximately 50.06% of our common stock. Accordingly, for as long as Mr. Williams continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations, and the future issuance of our shares) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operation is eliminated. As such, the value attributable to the right to vote is limited.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, network failure, hardware failure, software failure, power loss, telecommunication failures, break-ins, terrorism, war or sabotage, computer viruses, denial of service attacks, penetration of our network by unauthorized computer users and “hackers” and other similar events, and other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We may also not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our consumers. In addition, if anyone can circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Our insurance, if any, may not be adequate to compensate us for all the losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our online advertisers, and our revenue may decline and our business could suffer.

We rely on an outside firm to host our servers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon a third party provider to host our main server. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer server ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. We also rely on a third party provider for revenue, Google Adsense. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

Our business depends in part on the growth and maintenance of the Internet and telecommunications infrastructure

The success of our business depends in part on the continued growth and maintenance of the Internet and telecommunication infrastructure. This includes maintaining a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continue to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. We have no control over the providers of access services to the Internet. Interruptions, delays or capacity problems with any points of access between the Internet and our websites could adversely affect our ability to provide services to users of our websites. The temporary or permanent loss of all or a portion of our services on the Internet, the Internet infrastructure generally, or our users’ ability to access the Internet, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

RISKS ASSOCIATED WITH OUR COMMON STOCK

The offering price of the shares was arbitrarily determined, and therefore should not be used as an indicator of the future market price of the securities.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.01 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of Here Enterprises Inc. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may adversely affect the market price of our common stock in a material manner.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have only small revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 31.62% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above and the “Market for Common Equity and Related Stockholder Matters” section at page 32 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 common shares, of which 8,190,000 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,590,000 shares of common stock which were issued pursuant to private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act of 1933.

The selling stockholders will sell their shares of our common stock at a fixed price $0.01 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The offering price of $0.01 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, no valuation or appraisal has been prepared for our business and business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Our company estimates that the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $30,500.

DILUTION

The common stock to be sold by the selling stockholders is the 2,590,000 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 2,590,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 31, 2007 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. All of the selling stockholders are friends, family and close business associates of Roger Williams, our President, Secretary, Treasurer and a director of our company.

Selling Stockholder and Position, Office or Material Relationship with Here Enterprises, Inc.(3)	Common Shares Owned by Selling Stockholder before this Offering(1)	Shares Offered pursuant to this Offering	% of Total Issued and Outstanding Shares Owned by Selling Stockholder (2)	Number of Shares Owned by Selling Stockholder after Offering and Percent of Total Issued and Outstanding Shares if All Shares Offered are Sold(2)
				# of Shares	% of Class
Jennifer Frame	100,000	100,000	1.22%	Nil	0%
Rick Welsh	60,000	60,000	0.73%	Nil	0%
Krista Smith	100,000	100,000	1.22%	Nil	0%
Ian Chapman	60,000	60,000	0.73%	Nil	0%
Tom Hanley	80,000	80,000	0.98%	Nil	0%
Jonathan Peter	60,000	60,000	0.73%	Nil	0%
Martin Jordinov	50,000	50,000	0.61%	Nil	0%
Harold McFadyen	150,000	150,000	1.83%	Nil	0%
Stella Lum	100,000	100,000	1.22%	Nil	0%
Corey Mathews	50,000	50,000	0.61%	Nil	0%
Jennifer Hodgson	50,000	50,000	0.61%	Nil	0%
Craig Wilson	45,000	45,000	0.55%	Nil	0%
John Rekrut	50,000	50,000	0.61%	Nil	0%
Linda Stone	76,500	76,500	0.93%	Nil	0%
Sarah Kelley	90,000	90,000	1.10%	Nil	0%
Aaron Gabrysh	50,000	50,000	0.61%	Nil	0%
Shawna Gueho	50,000	50,000	0.61%	Nil	0%
Dayna McGrath	250,000	250,000	3.05%	Nil	0%
Johnny Enemark	74,500	74,500	0.91%	Nil	0%
Christopher Moreno	70,000	70,000	0.85%	Nil	0%
Tony Mitchell	80,000	80,000	0.98%	Nil	0%
Kelly Donnelly	50,000	50,000	0.61%	Nil	0%
Deborah Opdam	80,000	80,000	0.98%	Nil	0%
Jo-Ann Williams	100,000	100,000	1.22%	Nil	0%
Gorden DeGroot	75,000	75,000	0.92%	Nil	0%
Ben Patience	75,000	75,000	0.92%	Nil	0%
Wayne Moss	100,000	100,000	1.22%	Nil	0%
Sean Skarbo	75,000	75,000	0.92%	Nil	0%
Karen Fruitman	99,000	99,000	1.21%	Nil	0%
Sean Cromarty	95,000	95,000	1.16%	Nil	0%
Miguel Figueroa	50,000	50,000	0.61%	Nil	0%
Morgan DeGroot	95,000	95,000	1.16%	Nil	0%
Totals:	2,590,000	2,590,000	31.62%

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Based on 8,190,000 common shares issued and outstanding on August 31, 2007.

(3)

The respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling stockholders on April 15, 2007. We issued an aggregate of 2,590,000 common shares to the selling security holders at an offering price of $0.01 per share for gross offering proceeds of $25,900 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We were subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions; and

6.	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this registration statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240 Las Vegas, NV 89119, (702) 361-3033.

LEGAL PROCEEDINGS

As of August 31, 2007, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Roger Williams	President, Secretary, Treasurer and Director	34	November 15, 2006
Michael McFadyen	Vice President, Director of Sales and Director	32	March 15, 2007

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Roger Williams, President, Secretary, Treasurer and Director

On December 12, 2007, Mr. Roger Williams was appointed as President, Secretary, Treasurer and Director of our company. Mr. Williams has several years of business management experience within the hotel and restaurant industry as well as the technology sector. Mr. Williams is certified in Human Resources Management by Camosun College which he attended from September 1998 – December 2000. In March 1999 Mr. Williams took a position as lead technical recruiter and human resources generalist with Global Media Corp., an e-commerce and streaming media company. His primary duties at Global Media included working with the Vice President of Human Resources to develop a comprehensive human resources plan for a rapidly expanding 100 person organization including the development of a corporate policies and procedures manual, hiring strategy, interview and disciplinary procedures and recruitment marketing. Mr. Williams also assisted in executive search and recruitment as well as handling terminations and exit interviews, He worked at Global Media until April 2001 when he left the company to pursue schooling to integrate technology together with human resources management in completing the Professional Web and Database developer course offered at the British Columbia Institute of Technology in Vancouver, British Columbia in December of 2002. From March 2003 to June 2004, Mr. Williams worked as Director of Human Resources and Operation for Poets Cove Seaside Resort on Pender Island, British Columbia. His primary responsibilities at Poets Cove included the development of a recruitment plan to staff the newly built resort, development of advertising and media buying for recruitment, interview structures and hiring procedures. He then worked at the Metropolitan Hotel in Vancouver as the Director of Human Resources and Chief Information Officer from July 2004 to January 2006. Since 2006 Mr. Williams has worked as a Microsoft Vendor and trainer for Microsoft Corporation leading the delivery of the Partner Skills Builder training initiative throughout the world. Mr.

Williams spends approximately 10 hours per week training where his primary duties include training Microsoft employees worldwide on the skills and procedures required for developing appropriate partner relationships with companies that develop software for use on Microsoft platforms.

Mr. Williams currently spends approximately 40 hours per week providing services and guidance to our company, which represents most of his working hours.

Michael McFadyen, Vice president, Director of sales and Director

On March 15, 2007, Mr. Michael McFadyen was appointed as Vice President and Director of Sales for our company and was elected as a director of our company. Mr. McFadyen has extensive business management experience within the hospitality, event management and technology sector. Mr. McFadyen’s career within the hotel and restaurant industry has encompassed a wide range of positions, including department manager of guest services in the rooms division and restaurant manager from March 1994 to September 1996. In May 2000 Mr. McFadyen took a position as Client Services Manager with Global Media Corp., an e-commerce and streaming Media Company. In his position, he managed a team of client service associates, who offered support to over 500 streaming media clients. In November 2001, Mr. McFadyen returned to hotel management, this time in an event technology role with Marriott hotels as the Director of event technology at the Renaissance Hotel in Vancouver. He held this position until June 2002. In this position, his primary responsibilities included audio visual sales and overall management of event technology department. Since July 2002, Mr. McFadyen has served as the Regional Director of Sales for Presentation Services Audio Visual, the world largest supplier of in house audio visual services to hotel and convention centers. He currently works 20 hours per week at Presentation Services Audio Visual where his primary responsibilities include staging sales and new hotel partner acquisitions.

Mr. McFadyen currently spends approximately 30+ hours per week providing services and guidance to our company.

Significant Employees

Our President, Secretary, Treasurer and Director, Roger Williams, and our Vice-President, Director of Sales and Director, Michael McFadyen, are the only employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. If we expand to a new city, we plan to hire a commission based sales person for that city to assist in local ad sales.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2007 certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Roger Williams 927 Kelvin Street Coquitlam, BC Canada V3J 4W7	4,100,000 Common Shares	50.06%
Michael McFadyen 927-B Kelvin Street Coquitlam, BC Canada V3J 4W7	1,500,000 Common Shares	18.32%
Directors and Officers (2) (as a group)	5,600,000 Common Shares	68.38%

(1) Based on 8,190,000 shares outstanding as of August 31, 2007.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company

DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001. As at August 31, 2007 we had 8,190,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged Manning Elliott LLP, Chartered Accountants, to audit our consolidated financial statements for the period from November 15, 2006 (date of inception) to May 31, 2007. There has been no change in the accountants and no disagreements with Manning Elliott LLP, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Here Enterprises, Inc. included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, 11th floor, 1050 West Pender Street, Vancouver, B.C., Canada V6E 3S7, to the extent and for the period set forth in their report appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that the corporation shall, to the maximum extent permitted by Nevada law, have the power to indemnify each of its agents against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Under our Bylaws, the term an “agent” includes any person who is or was a director, officer, employee or other agent of the corporation; or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation. The term “proceeding” includes any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term “expenses” includes, without limitation, attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 927 Kelvin Street Coquitlam, BC Canada V3J 4W7, Canada, which is located at the residence of our President, Roger Williams. Mr. Williams provides office premises to us at no charge. The donated office premises are valued at $250 per month.

We own the domain names dinehere.ca and dinehere.com. All content on the website including restaurant and reviews are considered copyright. Although Dine Here 2.0 is based on Drupal, an open source software package, it also includes custom modules which are proprietary to Dine Here and that Here Network Corp. owns the copyright to. We have registered the dinehere.ca domain until October 27, 2013 and costs $14/year thereafter. We have registered the domain www.dinehere.com until February 20, 2008 and cost $10/yr thereafter.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on November 15, 2006. Our wholly-owned subsidiary, Here Network Corp., was incorporated in the Province of British Columbia on December 12, 2006. We commenced business operations with the acquisition of dinehere.ca on December 12, 2006.

Our Current Business

Through our subsidiary Here Network Corp. incorporated in British Columbia, we operate a website dining guide at www.dinehere.ca called Dine Here. The website contains restaurant listings for British Columbia including Greater Vancouver, Victoria and Whistler. Visitors can view restaurant information for many of the restaurants in the cities covered including user contributed reviews that have a title, description of their experience and ratings for categories including food, service, ambiance and an overall rating. Internet visitors can also register at the website and submit reviews on any restaurant or add new restaurant listings.

The website was originally launched in November 2004. Since that time, Dine Here has had a steady increase of traffic, registrations and review and restaurant listing submissions. As of August 1, 2007, the site has 5400 registrations, 2470 restaurants and 11060 reviews. For the month ending July 31, 2007, dinehere.ca had 971,000 page views and 238,000 visits.

Registration is not required to view any of the web pages on Dine Here, only to submit reviews or restaurant listings. Membership on Dine Here is free; anyone can register an account and become a user of the website. In order to add reviews or restaurant listings, registration is required. Registration involves filling in a form with the requested username, password, location and email address. The location is displayed along with your username with every review submitted using that profile. After a user registers with Dine Here, a confirmation email is sent to the email address supplied. In order to complete the registration, a link contained within the registration email must be clicked on which verifies that the email address supplied is valid. Once this final step is completed, the new user can login to the website and submit reviews or new restaurant listings.

For each restaurant listing, Dine Here displays contact information including the restaurant name, address, telephone number and website address (if available). Each restaurant is classified by the price range of meals, the cuisine type they serve and whether they accept reservations. There is a map link that the user can click on that sends the visitor to Google Maps, an external website. The address of the restaurant is passed to Google Maps and a map is displayed containing an image of the geographical location of the restaurant. If the restaurant is associated with other restaurants such as being part of a restaurant chain, links to those restaurant listings are displayed.

Registered users on Dine Here can submit reviews on any restaurant listing. These reviews include the following required information: review title, review description, overall rating, food rating, service rating, and ambiance rating. Each of the ratings is based on a one to five scale; one representing a poor experience and five being incredible. Reviews must be associated with a restaurant and include all of the above information. Once submitted, the review is posted on the site immediately which is displayed as the first review on the associated restaurant listing web page and the main Dine Here home page. The 25 most recent reviews are displayed on Dine Here’s home page.

Every restaurant that has at least one review has an overall rating based on the average review rating given by Dine

Here users. When a new review is submitted by a user, this overall rating is modified based on the new average of all review ratings supplied. This rating information is displayed at the top of every restaurant listing.

Every review and restaurant listing submitted to Dine Here is displayed immediately on the website. Despite this fact, every review and restaurant listing is moderated and reviewed by Dine Here staff. Dine Here has a review and restaurant listing submission policy that must be followed in order for the submission to remain on the website. All submissions on Dine Here must conform to the following standards:

  Must be well written and contain proper punctuation, grammar and spelling;
  Reviews must be justified – all high or low ratings such as a one or five must be discussed in detail in the review for each rating given;
  Must not contain remarks about other reviews or reviewers;
  Must not discuss owners, managers or servers by specific name in a negative fashion;
  Cannot contain objectionable content including foul language or imply any sort of racial discrimination;
  Cannot appear to be obviously biased or slanderous in nature;
  Cannot discuss instances of food poisoning or unwanted objects in food; and
  Must not contain URLs (website addresses) in content

Failure to conform to the above submission policy will result in the review or restaurant listing being removed. All user submissions are generally moderated within one to two business days, but based on traffic levels, moderation of submissions can sometimes take up to a week.

We are currently developing a new website for Dine Here that will have a new design and will use community based software called Drupal. Drupal is an open sourced software package that simplifies the process of creating a community driven website by providing a basic, common framework with features that most community based websites require. The software also allows customization and feature addition with a module system that simplifies this process.

The next version of the website, Dine Here 2.0, will replicate all current functionality of the site. In addition, it will support the following new features:

  Direct advertising – Support for an advertiser to purchase advertising through the web using Paypal as the online payment method. Advertisers can create or modify their ads, renew advertising and view their advertisement statistics; and
  New logo and website design – Implement a new look and feel for the website.

The new logo and design for Dine Here 2.0 was completed by Pixelsplitter Design at a cost of CDN$2,000. A portion of the software development and customization for the new website was performed by As If Productions. We paid As If Productions a total $1,650 on January 30, 2007, representing half of their quotation for services. We were unhappy with the quality of their work and verbally terminated our agreement with As If Productions on June 1, 2007. We subsequently retained Wickle Media Corp of Vancouver who will complete the development for $2,000, to be paid in full upon completion, currently estimated to be September 25, 2007. The useful life of the new website and software is expected to be 3 years.

By the end of calendar year 2007, we plan to launch Dine Here 3.0. This will be based on the existing software implemented in Dine Here 2.0 and will not contain any design changes. We plan to add new features in this version based on user feedback and from extensive use of the existing website.

Current and Anticipated Sources of Revenue

We currently have one source of revenue that consists of Google Adsense ads. With the development of the new website, we will be adding a new source of revenue offering direct advertising to businesses.

Google Adsense is an advertising solution for web publishers such as Dine Here. The web publisher agrees to place text ads on their website in return for a 50-50 split of all revenue derived from the advertising placed on the website.

Revenue is accrued when visitors click on ads on a pay per click basis. Google Adsense has a sophisticated, contextual ad serving system that allows them to target ads on Dine Here to serve only those that relate geographically or match the theme of the website. Advertisers using Google Adsense generally include local newspapers, phone book companies, restaurants, other local businesses or anyone else that pays for this marketing service. The ads are served within the text-based content of the site and can include up to 3 ads depending on the web page. Google Adsense pays its publishers by corporate check on a monthly basis at the end of the month, for the previous month. This is paid in US dollars and delivered by mail.

With the new version of the website (Dine Here 2.0), we will continue to serve Google Adsense ads. They will be embedded within the textual content of the website such as between each user review on the restaurant listing pages. Embedding Google Adsense ads within the content often derives the highest possible revenue because the ads are integrated into the content and incite the highest click rates. We will reserve traditional advertising space such as at the top of the page for Dine Here’s direct advertising.

Direct Feature Ads

Direct advertising will be primarily marketed to local businesses with the launch of Dine Here 2.0. It will include the ability for advertisers to pay for and setup advertisements on Dine Here. The advertising will work differently than Google Adsense. Instead of being based on performance using a pay per click model, they will be impression-based and charged on the number of times they are displayed. Advertisers will pay per CPM (cost per thousand) impressions displayed on the website.

Each city will be broken up into blocks of 50,000 impressions or 50 CPMs. We expect to charge approximately US$5 per CPM. The minimum monthly cost for each advertiser will be $250 which is based on a $5 CPM multiplied by the minimum ad buy of 50,000 impressions. If Dine Here is unable to deliver the necessary ad impressions to fulfill advertising commitments, the advertising will be rolled over to the next month and added to that months sold inventory.

Advertisers will be able to create two types of ads: graphical or text based. They can create the text based ad or upload an image to use for their graphical ad. Once the advertisement has been created, they will be able to type in a URL or website address that the visitor will be sent when clicking on the ad. Finally, the advertiser will be able to select which city or cities that they want to advertise on and how many blocks of 50,000 impressions (50 CPMs) they would like to purchase. We will require a 3 month minimum commitment. Online payments will be accepted by major credit cards or bank transfer using Paypal. Alternatively, we will accept corporate check as payment.

Once the payment has been received and the advertisement has been approved, we will begin serving the ads.

Advertisers will have a browser-based web interface that allows them to update their advertisements, add new advertisements and view statistics of their current and past advertisement’s performance.

We use PayPal to handle payment transactions from advertisers. PayPal handles the credit card transactions and also delivers payment receipts and user information via e-mail instantly after purchase. Paypal charges the following fees based on the gross monthly transaction amount:

$0 - $3,000:	2.9% of transaction amount plus $0.30 transaction fee
$3,001 - $10,000:	2.5% of transaction amount plus $0.30 transaction fee
$10,001 - $100,000:	2.2% of transaction amount plus $0.30 transaction fee

All amounts above shown in US dollars

Marketing

Dine Here relies on organic search engine traffic and word of mouth for nearly all of its website traffic. Dine Here is listed in all major search engines and directories including Google, Yahoo, DMOZ, MSN and Ask. Due to the nature of the site with constantly changing content, the website is ranked well for all related keywords associated with the website such as “Vancouver restaurants” or a specific restaurant name that is listed on the website. We rely on this high placement for the majority of traffic that is received at Dine Here. There are no plans for any online marketing expenditures in the next 12 months. To increase traffic to Dine Here, we are focusing on increasing the content of its website by expanding to new cities and offering restaurant listings in those new areas.

Dine Here will be actively marketing its advertising services to local business focusing primarily on restaurants. Michael McFadyen will be spending 75% of his time contacting local restaurants and solicit them to advertise on Dine Here. Contact will be made by phoning the restaurant and contacting them through the restaurant’s website if available.

Technology

Our current website was developed from scratch using active server pages scripting technology. The new website (Dine Here 2.0) is based on an open sourced software package called Drupal which is available free of charge. The website has several customizations to the software called modules which are proprietary to Dine Here and that Here Network Corp retains copyright to. The new website is expected to be a significant improvement because rather than being a custom solution, it is using a commercial-grade software package that will be upgraded and maintained at no cost for software maintenance. Drupal is maintained by a community of thousands of developers and users who are constantly making major feature enhancements and bug fixes. This alleviates a significant portion of the development costs required to maintain the software running Dine Here other than costs associated with integration of these new software versions into the website.

The website is hosted on a dedicated server rented to Here Network Corp. on a month to month basis by Superb Internet Corporation. Superb charges a monthly fee of $230.14. The server is hosted in Seattle, Washington.

Competition

There are a significant number of competitors that offer restaurant information and reviews on dining establishments in Canada. As we expand across Canada, we will face new competition as all major cities have a local dining guide for that region. In addition, there are several travel based websites that will also offer stiff competition to Dine Here.

Competitor	Type	Description	Advertising Rates
The Vancouver Restaurant Guide (vancouverrestaurantguide.net)	Local guide	A Vancouver local dining guide with no reviews and links to restaurants	Annual listing fee of CDN$199
Food Vancouver, Food Ontario (foodvancouver.com, foodontario.com)	Local, regional dining guides	Vancouver based dining guides with sister site for Ontario	Charges annual fee for listing restaurant ranging from free - $400 per year for a deluxe listing
Fodor’s Travel Guide (fodors.com)	Travel guide	Worldwide travel guide with restaurant listings reviewed by professional reviewers	Advertising based website, restaurant must be reviewed by in-house reviewers to be added.
Where Guide (where.ca)	Entertainment guide	Canadian shopping, dining and entertainment guide	Advertising based website, restaurant must be reviewed by in-house reviewers to be added.
Yahoo Travel (travel.yahoo.com)	Travel Guide	Worldwide travel guide	Advertising based website, reviews accepted from public

Growth Strategy

Our growth strategy involves organic growth by adding new cities to our dining website directory. Over the next 12 months, we plan on adding 3 new cities including Calgary, Toronto and Montreal. As we add each city, we plan to hire a local sales representative to assist with local sales of advertising in that region.

Our goal is to increase monthly page views to 4 million per month within the next 12 months.

Employees

Our President, Secretary, Treasurer and Director, Roger Williams, and our Vice-President and Director, Michael McFadyen, are the only employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. Roger Williams provides all corporate administration, business development and research services. He also manages 60% of the website maintenance and support services. The remaining amount is provided by Michael McFadyen.

Michael McFadyen is also responsible for sales in Vancouver, Whistler and Victoria. When we expand to a new city, we will be hiring a commission based sales person for that city to assist in local ad sales. This is a part time position which pays 50% commission for all ad sales in that city. All sales positions will report to Michael McFadyen who is responsible for sales and marketing for the company.

Intellectual Property

We own the domain names dinehere.ca and dinehere.com. All content on the website including restaurant and reviews are considered copyright. Although Dine Here 2.0 is based on Drupal, an open source software package, it also includes custom modules which are proprietary to Dine Here and that Here Network owns the copyright to.

We are not aware that our services or proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their trademarks, copyrights or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology and opportunities, require disputed rights to be licensed from others, or require us to cease the marketing or use of our website, any of which could have a material adverse effect on our business, operating results and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 6.

Our audited consolidated financial statements are stated in U.S. dollars and are prepared in accordance with United States generally accepted accounting principles.

Future Operations

Our primary objective for the next twelve months ending August 31, 2008 will be to increase traffic and advertising sales on our website, www.dinehere.ca.

Goals

We have the following goals for the next twelve months ending August 31, 2008:

  Increase Traffic to Current Cities. We intend to continue to use both free and paid online and offline promotion opportunities to attract new traffic to our website. Management believes that increased traffic to our website will continue to result in increased advertising revenue. We believe that as we continue to attract more sophisticated advertisers, they will evaluate advertising opportunities on our website on a CPM basis (cost per thousand impressions) and that therefore more traffic will result in more revenue.

  Improved User Experience. We intend to continue to develop our website to improve ease of use and the volume of useful information available to the user. Management believes that furtherance of this goal will result in increased “stickiness” of the website, meaning that users will view more pages within the site and voluntarily return to the website more often, both of which should result in exposure to more ads and consequently more revenue. We intend to improve the user experience by increasing the amount of restaurant listings and reviews in existing cities as well as launching new cities as described below. Furthermore, we intend to launch an updated version of our website in September 2007 as described in the Description of Business section, which feature numerous improvements to the user experience.

  Launch New Cities. We currently offer restaurant listings and reviews in Vancouver, Victoria and Whistler. Over the course of the next twelve months, as described below, we intend to launch listings and reviews in Calgary, Toronto and Montreal.

  Actively Solicit Direct Advertisers. Concurrent with launch of our updated website, we intend to begin actively soliciting direct advertisers. To date our only source of advertising revenue has been through ad space that we make available for Google’s Adsense ads. We currently have Adsense ads on every page of our website. These are ads served up through our site by Google, to clients of their choosing. We intend to directly sell feature ad space throughout our website to targeted clients.

A more detailed discussion of various aspects of the goals discussed above are set out below after the following discussion of Milestones.

Milestones

The following is a chronological itemization of the milestones we hope to achieve over the next 12 months ending August 31, 2008. We are currently in the first month of the 12 month milestones listed below.

Months 1-2 Design and Data Collection of First New City, Creation of Formal Rate Card and Solicitation of Feature Ads for Existing Cities

During the first two months we plan to replace our existing website with a new version of Dine Here, referred to as Dine Here 2.0 in the Description of Business section. This will be based on a new software platform and will feature a new design including an improved user interface. Dine Here 2.0 is scheduled for launch in September 2007.

During the first 2 months we will collect restaurant data for the city of Calgary, Alberta. We intend to manually add this information that we will source from various websites on the Internet. This work will primarily done by our vice president, Michael McFadyen. We may also decide to hire one or more data entry persons to enter in this data and thereby accelerate the process. Management will make this decision based the availability of qualified personnel at competitive rates.

We also intend to develop a formal advertising rate card and samples of feature advertising to begin soliciting local businesses to place feature ads on our website. Both our President and Vice President will then begin contacting local businesses, including restaurants listed on our site, and offering feature ads on our site.

Months 3-6 Launch of First New City, Design and Data Collection for Second New City, Additional Listings and Reviews in Existing Cities

During months 3-6 of our 12 month plan, we intend to add the city of Calgary to our website with all of the listings entered during the previous phase of our plan. We will also begin collecting data, for our second new city, Toronto.

During this period we also intend to incite users of the site to add listings and update current listings with any new, relevant information. The enhanced moderation capabilities of the next version of our website will assist in this objective by speeding the approval process of reviews. Management believes that posting user reviews more quickly will incite them to produce additional reviews. Management is further evaluating other methods to incite users to add more reviews and listings, including contests and prize giveaways.

Months 7-9 Hire Salesperson for First New City, Solicit Feature Ads for First New City, Launch Second New City, Design and Data Collection for Third New City

While we will be able to manage Adsense ads for any new cities that we add, management believes that a local advertising sales representative will be best suited to service each city to solicit feature ads. After each successive city launch we will endeavor to hire a part time, commission-based, local sales representative. Some of the methods we are considering to source new employees include posting on our website and websites with localized listings like www.craigslist.org. Depending on market conditions and the availability of qualified personnel, we may or may not be successful at hiring a sales representative. We expect to conduct the majority of our screening and interview process over the Internet and telephone, but may incur additional expenses related to travel in order to conduct in-person interviews should management deem these necessary.

During this period we also intend to launch our second new city, Toronto, Ontario. Being the largest city in Canada, we will launch this portion of our site with listings that will initially cover the central region of the city and continue to expand as listings for additional areas are entered.

We will also begin collecting listing data for our third new city, Montreal.

Months 10-12 Hire Salesperson for Second New City, Launch Third New City, Review Software and Ad Sales Effectiveness

During this period we will be reviewing the functionality of the website and evaluating the success of the rollout of the new cities in terms of traffic volume and advertising sales. We will look for further efficiencies and ways to maximize advertising revenue. During this period we will also review the effectiveness of any advertising salespeople that we have hired. Based on initial sales figures of feature ads, we may decide to set sales goals and incentives for future periods.

During this period, we also expect to launch our third new city, Montreal. We will also attempt to hire a part-time commission based sales representative for the Toronto area.

Increased Traffic to Website

We believe that in many ways, our goals are circularly connected and that achieving these goals may result in a snowball effect that helps assure continued growth. Specifically, website traffic, the user experience and revenue are connected. We believe that the more traffic our website gets the more accurate and complete the information on our website will be. This is because users can update and expand the information on our site by correcting and adding listings as well as providing reviews of restaurants. This in turn improves the user experience and increases revenue. This is because the more complete and accurate the information on our site, the more utility it provides to the user. This in turn should result in more revenue because a better user experience should result in more page views and thus more advertising revenue. And circularly, an improved user experience may result in more frequent visits and more traffic as word of the website’s utility spreads organically through a city.

To date, our promotional efforts include site submission to major search engines and optimizing our site for search engine searches that are relevant to our site. Over the next twelve months, we hope to increase traffic and customers to our site by increasing promotion. Promotional initiatives we are evaluating are as follows.

Paid Internet Advertising

Though it is a directory, we consider a paid listing on Yahoo as advertising. We currently have a listing in Yahoo’s directory which we obtained for free because the category classification is not considered commercial. We may have to pay $299 per year to maintain this listing in the future.

Further Website Optimization

We intend to look to increase free traffic from search engines to our website. We have determined the most efficient way to do this is with website optimization. We assess our current site optimization status on an ongoing basis and look for ways to improve on it. Although we have already optimized our website for search engines, it is an ongoing effort to gain higher search engine positioning for relevant keyword searches. We also investigate other search engines and websites to submit our site to for free on an ongoing basis. By optimizing the content on each web page of our site, search engines may perceive the site as more relevant to search terms specific to our website.

In conjunction with website optimization, we are evaluating the implementation of a reciprocal link program with various local businesses in the cities in which we list restaurants in order to increase targeted traffic. Such a program could be created and managed manually. We are currently estimating the costs and time involved in setting up such a system. Reciprocal linking simply means exchanging links with other websites that are somehow related to each other.

Optimization of our website is an ongoing, month to month initiative. We expect to spend approximately 10 hours per month on this. The work will be completed by our Vice President, Michael McFadyen.

Further Search Engine Free Submissions

We have submitted our site to a number of free search engines and many search engines have indexed our site automatically. We have submitted our site for listing on DMOZ, one of the largest directories of websites on the Internet. DMOZ does not charge a fee for this listing.

Promotion via Restaurants and Industry Associations

We are currently researching promotion and advertising opportunities with restaurant, foodservice and tourism associations. We hope to find opportunities that will allow us to reach new restaurants who may want to list their establishments in our directory as well as potential advertising clients. Some of the organizations we are currently researching include the British Columbia Restaurant and Foodservices Association and various British Columbia and Canadian tourism organizations.

We also intend to approach various restaurants and explore the opportunity for placement of promotional material for our website in these restaurants. These may include business cards, poster or other material inviting patrons to read about the restaurant online.

Improved User Experience

We believe that the next version of our website, which we expect to launch in September 2007, will provide a significantly improve user experience. Some of the improvements will include a new graphical design, a restaurant profile section to highlight top performers and various community tools to allow users to participate more actively including become review moderators. We believe that as we improve both the quality of our website’s look and the community based aspects of the site that allow user participation and interaction, that both the repeat traffic and new traffic spawned by word of mouth will increase.

We are also exploring the addition of an online reservation option that will allow users to make reservations through the website. This could be accomplished by establishing a partnership with Open Table, an online reservation website. We would include a link in the restaurant listings on Dine Here that would allow web visitors to view reservation availability and reserve a table. Online reservations would only be available for restaurants that currently participate in the Open Table system.

Launch New Cities

Over the course of the next 12 months we plan on launching 3 new major Canadian cities to our directory of restaurants and reviews. We expect that this will result in an increase in traffic to our website. It should also result in an increased number of potential advertisers. As many of our ads will be priced on how much traffic we have and how many page views each ad receives, this may also result in an increase of revenue.

We intend to periodically evaluate traffic patterns within the site to determine if any cities listings are receiving lower than average traffic volumes, in order to determine where opportunities for improvement might be found.

Actively Solicit Direct Advertisers

By actively soliciting direct advertisers, we plan to exploit the geographically targeted nature of our traffic. Unlike many generic, content based websites, our website lists restaurants within specific cities. It is therefore likely that much of the traffic to those pages is from viewers in that city. This provides an unusually focused target market for potential advertisers who offer local products and services. Management believes that this may result in the direct ads getting a higher CPM than the Google Adsense ads.

Soliciting of direct ads will initially be done by our President and Vice President. As we launch new city listings, we intend to search for local, commission-based salespeople in the cities.

Results of Operations for the period from November 15, 2006 (date of inception) to May 31, 2007

From November 15, 2006 to May 31, 2007, we generated revenues of $3,518 and our operating expenses were $18,952. General and administrative costs were $17,977. Our directors provided management services, valued at $2,000 per month, and office premises, valued at $250 per month, to us at no charge. From November 15, 2006 to May 31, 2007, $11,000 in these donated services and $1,375 in these donated rent were charged to operations and thus are included in general and administrative costs of $17,977 mentioned above.

Liquidity and Capital Resources

As of May 31, 2007, we had working capital of $68,748. Our ongoing operating expenses and working capital requirements for the next twelve months are broken down as follows:

Estimated Expenses for the Next Twelve Month Period
Operating expenses
Marketing	$4,000
General and Administrative	$6,000
Legal and Accounting	$45,000
Website development costs	$5,000
Total	$60,000

Financial Condition, Liquidity and Capital Resources

As of May 31, 2007, we had cash of $79,647 and working capital of $68,748. We have suffered a net loss from inception. The ability of our company to meet our financial liabilities and commitments is primarily dependent upon the continued financial support of our directors and shareholders, the continued issuance of equity to new shareholders, and our ability to achieve and maintain profitable operations.

Management believes that our company’s cash will be sufficient to meet our working capital requirements for the next twelve month period. Should this prove not to be the case, our company plans to raise the capital required to satisfy our immediate short-term needs and additional capital required to meet our estimated funding requirements for the next twelve months primarily through the private placement of our equity securities. There is no assurance that our company will be able to obtain further funds required for our continued working capital requirements.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the continued financial support from our shareholders, our ability to obtain necessary equity financing to continue operations, and achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited financial statements for the period ended May 31, 2007, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

On April 15, 2007, we issued 2,590,000 common shares to 32 subscribers in a private placement. We issued 2,590,000 common shares at an offering price of $0.01 per share for gross offering proceeds of $25,900 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act of 1933. The proceeds will be used for working capital.

Off-Balance Sheet Arrangements

As of August 31, 2007, we had no off-balance sheet arrangements, including any outstanding derivative financial statements, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Website

We recognize the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs we follow the guidance pursuant to the Emerging Issues Task Force No. 00-2, “Accounting for Website Development Costs”.

We acquired our website from a third party. We are capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

Revenue Recognition

Our revenue is derived from pay per click advertising placed on our website. We recognize this advertising revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” when the price is fixed or determinable, persuasive evidence of an arrangement exists, the revenue has been earned, and collectibility is reasonably assured.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

On May 1, 2007, we purchased property and equipment from Michael McFadyen, our Vice President, Director of Sales and a director for $3,541. We also purchased the website from him for $4,330 on December 12, 2006. Mr. McFadyen became a director of our company on March 15, 2007.

As at May 31, 2007, we were indebted to Roger Williams, our President, Secretary, Treasurer and a director, and Michael McFadyen, our Vice President, Director of Sales and a director in the amount of $11,736, which is non-interest bearing, unsecured, and due on demand. Also Mr. Williams provided management services and office premises to us at no charge. The donated services are valued at $2,000 per month and office premises are valued at $250 per month. During the period from November 15, 2006 (date of inception) to May 31, 2007, $11,000 in donated services and $1,375 in donated rent were charged to operations and recorded as donated capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 81,9000 shares as of the date of this prospectus; or

(2) the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 5,600,000 shares of our common stock. 100,000 of 5,600,000 shares of our common stock held by our affiliates may be sold pursuant to Rule 144 after November 15, 2007 and the other 5,500,000 shares of our common stock may be sold pursuant to Rule 144 after

March 15, 2008. Rule 144 applies to the 5,600,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 2,590,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 34 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

Executive Compensation

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended May 31, 2007; and

(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the fiscal year ended May 31, 2007, who we will collectively refer to as our named executive officers, of our company for the fiscal year ended May 31, 2007, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation does not exceed $100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensati on ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensati on ($)	Total ($)
Roger Williams President, Secretary, Treasurer and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Michael McFadyen Vice President, Director of Sales and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Mr. Williams became our President, Secretary, Treasurer and a director on December 12, 2006.
(2)	Mr. McFadyen became our Vice President, Director of Sales and a director on December 12, 2006.

We have not entered into written employment agreements with our directors and officers.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for our directors or officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or officers, except that stock options may be granted at the discretion of our board of directors in the future.

We have no plans or arrangements in respect of remuneration received or that may be received by the officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at Fiscal Year-End

As at August 31, 2007, we had not adopted any equity compensation plan and no stock, options, or other equity securities were awarded to our principal executive officer or two other most highly compensated executive officers.

Director Compensation

Directors of our company may be paid for their expenses incurred in attending each meeting of the directors. In addition to expenses, directors may be paid a sum for attending each meeting of the directors or may receive a stated salary as director. No payment precludes any director from serving our company in any other capacity and being compensated for such service. Members of special or standing committees may be allowed similar reimbursement and compensation for attending committee meetings. During the fiscal year ended May 31, 2007, we did not pay any compensation or grant any stock options to our directors.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. Any Securities and Exchange Commission filings that we do file will be available to the public over the internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are currently not required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board following the effectiveness of this registration statement of which this prospectus forms a part. If that happens, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the internet at the SEC's website at http://www.sec.gov.

You may read and copy any materials that we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States.

The following consolidated financial statements pertaining to our company are filed as part of this registration statement:

Audited consolidated financial statements for the period from November 15, 2006 (date of inception) to May 31, 2007

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Here Enterprises, Inc. (A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Here Enterprises, Inc. (A Development Stage Company) as of May 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from November 15, 2006 (Date of Inception) to May 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Here Enterprises, Inc. (A Development Stage Company) as of May 31, 2007, and the results of its operations and its cash flows for the period from November 15, 2006 (Date of Inception) to May 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has generated minimal revenues and has incurred a loss from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

July 24, 2007

F–1

Here Enterprises, Inc.
(A Development Stage Company)
Consolidated Balance Sheet
(Expressed in U.S. dollars)

May 31,
2007
ASSETS	$
Current Assets
Cash	79,647
Accounts receivable	841
Prepaid expenses	2,500
Total Current Assets	82,988
Property and equipment (Note 3)	3,541
Website (Note 4)	5,982
Total Assets	92,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued liabilities	2,504
Due to related parties (Note 5(a))	11,736
Total Current Liabilities	14,240
Nature of Operations and Continuance of Business (Note 1)
Stockholders’ Equity
Common stock
Authorized: 75,000,000 shares, par value $0.001
Issued and outstanding: 8,190,000 shares	8,190
Additional paid-in capital	72,810
Donated capital (Note 5(b))	12,375
Accumulated other comprehensive gain	330
Deficit accumulated during the development stage	(15,434)
Total Stockholders’ Equity	78,271
Total Liabilities and Stockholders’ Equity	92,511

(The accompanying notes are an integral part of these consolidated financial statements)

F–2

Here Enterprises, Inc.
(A Development Stage Company)
Consolidated Statement of Operations
(Expressed in U.S. dollars)

Period from
November 15,
2006
(Date of Inception)
to May 31,
2007
$
Revenue	3,518
Operating Expenses
Amortization	975
General and administrative (Note 5(b))	17,977
Total Operating Expenses	18,952
Net Loss	(15,434)
Other Comprehensive Income
Foreign currency translation adjustments	330
Comprehensive Loss	(15,104)
Net Loss Per Share – Basic and Diluted	–
Weighted Average Shares Outstanding – Basic and Diluted	3,388,000

(The accompanying notes are an integral part of these consolidated financial statements)

F–3

Here Enterprises, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders’ Equity
For the period from November 15, 2006 (Date of Inception) to May 31, 2007
(expressed in U.S. dollars)

						Deficit
					Accumulated	Accumulated
			Additional		Other	During the
	Common Stock		Paid-in	Donated	Comprehensive	Development
	Shares	Amount	Capital	Capital	Income	Stage	Total
	#	$	$	$	$	$	$

Balance, November 15, 2006 (Date
of Inception)	–	–	–	–	–	–	–

Common stock issued for cash at
$0.001 per share, November 15,
2006	100,000	100	–	–	–	–	100

Common stock issued for cash at
$0.01 per share, March 15, 2007	5,500,000	5,500	49,500	–	–	–	55,000

Common stock issued for cash at
$0.01 per share, April 15, 2007	2,590,000	2,590	23,310	–	–	–	25,900

Donated services and rent	–	–	–	12,375	–	–	12,375

Foreign currency translation	–	–	–	–	330	–	330

Net loss for the period	–	–	–	–	–	(15,434)	(15,434)

Balance - May 31, 2007	8,190,000	8,190	72,810	12,375	330	(15,434)	78,271

(The accompanying notes are an integral part of these consolidated financial statements)

F–4

Here Enterprises, Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(expressed in U.S. dollars)

Period from
November 15,
2006
(Date of Inception)
to May 31,
2007
$

Operating Activities
Net loss for the period	(15,434)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization	975
Donated services and rent	12,375
Changes in operating assets and liabilities:
Accounts receivable	(841)
Prepaid expenses	(2,500)
Accrued liabilities	2,504
Due to related parties	3,891
Net Cash Provided By Operating Activities	970
Investing Activities
Website development costs	(2,103)
Net Cash Used in Investing Activities	(2,103)
Financing Activities
Proceeds from issuance of common stock	81,000
Net Cash Provided by Financing Activities	81,000
Effect of Exchange Rate Changes on Cash	(220)
Net Increase in Cash	79,647
Cash, Beginning of Period	–
Cash, End of Period	79,647
Non-cash Investing and Financing Activities
Property and equipment acquired from a related party	3,515
Website acquired from a related party	4,330
Supplemental Disclosures
Interest paid	–
Income taxes paid	–

(The accompanying notes are an integral part of these consolidated financial statements)

F–5

Here Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

Here Enterprises, Inc. (the “Company”) was incorporated in the state of Nevada on November 15, 2006. On December 12, 2006, the Company incorporated Here Network Corp. (the “Subsidiary”), a company incorporated in the province of British Columbia, Canada. On December 12, 2006, the Subsidiary acquired a website www.dinehere.ca which provides restaurant listings and reviews to a broad spectrum of Internet visitors. The Company derives advertising revenue from this website. The Company is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting for Enterprises in the Development Stage”.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. During the period ended May 31, 2007, the Company has generated minimal revenue and has a loss from operations of $15,434. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to fund operations through revenue and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending May 31, 2008.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These consolidated financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. These financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary, Here Network Corp. All significant inter-company transactions and balances have been eliminated. The Company’s fiscal year end is May 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the useful lives and recoverability of long-lived assets, allowance for doubtful accounts, donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

F–6

Here Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	d)	Financial Instruments and Concentrations

The fair values of financial instruments which include cash, accounts receivable, accrued liabilities, and amounts due to related parties were estimated to approximate their carrying values due to the immediate or relatively short maturity of these instruments.

The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. The Company does not require collateral and establishes an allowance for doubtful accounts based on the age of the receivable and the specific identification of receivables the Company considers at risk.

For the period ended May 31, 2007, revenue from a single customer represented 100% of total revenue. As at May 31, 2007, 100% of accounts receivable is with this customer.

	e)	Property and Equipment

Property and equipment are recorded at cost. Amortization has been provided using the following rates and methods:

Computer hardware	3 years straight-line
Furniture and office equipment	5 years straight-line

f)	Website

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force No. 00-2, “Accounting for Website Development Costs”.

The Company acquired its website from a third party. The Company is capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

g)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying values of intangible assets and other long-lived assets are reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h)	Foreign Currency Translation

The functional currency of the Subsidiary is the Canadian dollar. The financial statements of the Subsidiary are translated to United States dollars under the current rate method in accordance with SFAS No. 52 “Foreign Currency Translation”. Under the current rate method, all assets and liabilities are translated at the rates of exchange in effect at the balance sheet date and revenues and expenses are translated at the average rates of exchange during the year. The effect of this translation is recorded in a separate component of stockholders’ equity. A cumulative translation adjustment of $330 as of May 31, 2007 has been included in accumulated other comprehensive income in the accompanying consolidated balance sheet.

F–7

Here Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	h)	Foreign Currency Translation (continued)

Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. All differences are recorded in the results of operations.

	i)	Revenue Recognition

The Company’s revenue is derived from pay per click advertising placed on its website. The Company recognizes this advertising revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” when the price is fixed or determinable, persuasive evidence of an arrangement exists, the revenue has been earned, and collectibility is reasonably assured.

	j)	Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at May 31, 2007, the Company’s only component of comprehensive loss consisted of foreign currency translation adjustments.

	k)	Earnings (Loss) per Share

The Company computes earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (“SFAS No. 128”). SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

	l)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	m)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

F–8

Here Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	m)	Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Property and Equipment

May 31,
2007
$

Computer hardware	3,099
Furniture and equipment	538

3,637
Less: Accumulated amortization	(96)

Net Carrying Value	3,541

4.	Website

May 31,
2007
$

Website	6,935
Less: Accumulated amortization	(953)

Net Carrying Value	5,982

The following is the estimated annual amortization expense for each of the next three years:

$

2008	2,311
2009	2,311
2010	1,360

5,982

F–9

Here Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

5.	Related Party Transactions

	a)	As at May 31, 2007, the Company was indebted to the directors of the Company in the amount of $11,736, which is non-interest bearing, unsecured, and due on demand.

b)

The President of the Company provided management services and office premises to the Company at no charge. The donated services are valued at $2,000 per month and office premises are valued at $250 per month. During the period ended May 31, 2007, $11,000 in donated services and $1,375 in donated rent were charged to operations and recorded as donated capital.

c)

On May 1, 2007, the Company purchased property and equipment from a director of the Company for $3,541 (Cdn$3,890). The Company also purchased the website from this individual for $4,330 (Cdn$5,000) on December 12, 2006. This individual became a director of the Company on March 15, 2007.

6.	Common Stock

	a)	On November 15, 2006, the Company issued 100,000 common shares at $0.001 per share for proceeds of $100.

	b)	On March 15, 2007, the Company issued 5,500,000 shares of common stock at $0.01 per share for proceeds of $55,000.

	c)	On April 15, 2007, the Company issued 2,590,000 shares of common stock at $0.01 per share for proceeds of $25,900.

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $3,059 which expires in 2027. The Company has adopted SFAS No. 109, “Accounting for Income Taxes”, as of its inception. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

The income tax benefit differs from the amount computed by applying the federal income tax rate of 34% to net loss before income taxes for the period ended May 31, 2007 as a result of the following:

2007
$

Income tax benefit computed at statutory rates	5,248
Permanent differences	(4,208)
Valuation allowance	(1,040)

Provision for income taxes	–

Significant components of the Company’s deferred tax assets and liabilities as at May 31, 2007, after applying enacted corporate income tax rates, are as follows:

2007
$
Deferred income tax asset
Net operating loss carried forward	1,040
Valuation allowance	(1,040)
Net deferred income tax asset	–

F–10

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Bylaws provide that the corporation shall, to the maximum extent permitted by Nevada law, have the power to indemnify each of its agents against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Under our Bylaws, the term an “agent” includes any person who is or was a director, officer, employee or other agent of the corporation; or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation. The term “proceeding” includes any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term “expenses” includes, without limitation, attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by us is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees		$0.80
Printing and engraving expenses	$	Nil	(1)
Accounting fees and expenses		$12,000	(1)
Legal fees and expenses		$15,000	(1)
Transfer agent and registrar fees		$2,000	(1)
Fees and expenses for qualification under state securities laws	$	Nil
Miscellaneous		$1,000	(1)
Total		$30,000.80

(1) We have estimated these amounts

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 15, 2006, we issued 100,000 common shares to one of our founders, Roger Williams at a price of $0.001 per share for gross proceeds of $100. The issuance of our 100,000 common shares to Mr. Williams was completed as an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. Williams was not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On March 15, 2007, we issued 4,000,000 common shares to one of our founders, Roger Williams at a price of $0.01 per share for gross proceeds of $40,000 and 1,500,000 common shares to the other founder, Michael McFadyen at a price of $0.01 per share for gross proceeds of $15,000. The issuance of the total 5,500,000 common shares to Mr. Williams and Mr. McFadyen was completed as an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. Williams and Mr. McFadyen were not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On April 15, 2007, we issued 2,590,000 common shares to 32 subscribers in a private placement. We issued 2,590,000 common shares at an offering price of $0.01 per share for gross offering proceeds of $25,900 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Item 27. EXHIBITS

Exhibit	Description
Number
3.1*	Articles of Incorporation
3.2*	Bylaws
3.3*	Amended Bylaws
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
10.1*	Agreement between Superb Internet Connection and our company
10.2*	Form of Subscription Agreement used in the private placements that closed on April 15, 2007 between our company and 32 investors
21	Subsidiary of Here Enterprises, Inc.: Here Network Corp., a British Columbia Corporation
23.1*	Consent of Manning Elliott LLP
23.2*	Consent of Clark Wilson LLP (included in exhibit 5.1)

* Filed herewith

Item 28. UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on September 10, 2007.

HERE ENTERPRISES, INC.

/s/ Roger Williams
By: Roger Williams
President, Secretary, Treasurer
and Director
(Principal Executive Officer and
Principal Financial Officer)
Dated: September 10, 2007

/s/ Michael McFadyen
By: Michael McFadyen
Vice President, Director of Sales
and Director
Dated: September 10, 2007